Filed pursuant to Rule 433

Registration No. 333-223140

Free Writing Prospectus Dated November 16, 2018

November 16, 2018

Notice of Amendment to the PPL Corporation Direct Stock Purchase and Dividend Reinvestment Plan

Dear Plan Participant:

This correspondence is intended to notify you, as a participant in the PPL Corporation Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”), that we have filed with the Securities and Exchange Commission a Prospectus Supplement, dated November 16, 2018, to the Plan prospectus which makes several amendments to the Plan that will be effective for transactions occurring on and after January 1, 2019.

The following are the changes to the Plan that will affect you:

•

Rather than mailing participants quarterly written statements, the plan administrator will mail just one statement annually at the end of each calendar year. Participants will continue to have ongoing access to their accounts and transaction activity online at shareowneronline.com.

These statements contain information to record the cost basis of your shares for tax reporting purposes. It is important that you keep the statements to fulfill any tax obligations. You may also elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

•	We have revised the fee schedule as set forth below:

Investment fees
Initial enrollment (new investors only)		$15.00
Dividend reinvestment	5.0% / $	5.00*
Check investment		$5.00
One-time electronic investment		$2.00
Recurring automatic investment		$1.00
Employee payroll deduction		$1.00
Dividend purchase trading commission per share**		$0.04
Optional cash purchase trading commission per share**		$0.04
Sales Fees
Batch Order		$15.00
Market Order		$25.00
Limit Order per transaction (Day/GTD/GTC)		$30.00
Stop Order		$30.00

Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other Fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

*	5.0% of dividend value up to a maximum fee of $5.00 per dividend.
**	Trading commissions only apply to open market purchases.

Your participation in the Plan, as amended, will automatically continue unless you elect to terminate your participation in the Plan. You may terminate your participation in the Plan at any time by (a) accessing your online account to withdraw or sell your shares from the Plan, (b) submitting to EQ Shareowner Services a completed Transaction Request Form which is attached to your Plan statement, (c) submitting to EQ Shareowner Services a written request at the address below, or (d) by contacting EQ Shareowner Services via telephone at the telephone numbers listed below.

We wish to emphasize that this notification is being made for informational purposes only and we are not soliciting or recommending your purchase of PPL Corporation common stock. You should be aware that any purchase of PPL Corporation common stock is an investment subject to the inherent risks of the stock market as well as other risks. Therefore, we urge you to carefully review the Plan prospectus, which contains a copy of the Plan, and the Prospectus Supplement, which are available through EQ Shareowner Services’ website at shareowneronline.com or by contacting EQ Shareowner Services at the phone number or address below.

If you have any questions concerning the Plan or the changes described above, you may contact EQ Shareowner Services:

By Internet

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

Go to shareowneronline.com, select Sign Up Now! and enter your Authentication ID and Account Number. If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

By Phone	By Mail
Toll free at 1-800-345-3085	EQ Shareowner Services
or direct at 651-450-4064.	P.O. Box 64856
Representatives are available	St. Paul, MN 55164-0856
Monday through Friday from 7:00 a.m. to 7:00 p.m. Central Time.

Thank you for your continued investment in PPL Corporation.

Yours truly,

/s/ Tadd J. Henninger

Tadd J. Henninger

Vice President and Treasurer